Exhibit 5.1

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

September 11, 2019

Pinnacle Financial Partners, Inc.

150 3rd Avenue South, Suite 900

Nashville, Tennessee 37201

Re:	Sale of $300,000,000 aggregate principal amount of 4.125% Fixed-to-Floating Rate Subordinated Notes due 2029 of Pinnacle Financial Partners, Inc.

Ladies and Gentlemen:

We have acted as counsel to Pinnacle Financial Partners, Inc., a Tennessee corporation (the “Company”), in connection with the offering of $300,000,000 aggregate principal amount of 4.125% Fixed-to-Floating Rate Subordinated Notes due 2029 (the “Notes”) by the Company pursuant to the Underwriting Agreement, dated September 6, 2019 (the “Underwriting Agreement”), by and between the Company and Sandler O’Neill & Partners, L.P., as the representative of the certain underwriters listed on Schedule I attached thereto (collectively, the “Underwriters”). The Notes will be issued pursuant to the Subordinated Indenture dated as of September 11, 2019 by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, by and between the Company and the Trustee dated as of September 11, 2019 (together, the “Indenture”).

The Notes were offered and sold by the Company pursuant to a prospectus supplement dated September 6, 2019 (the “Prospectus Supplement”), and the accompanying base prospectus dated January 23, 2017 (the “Base Prospectus” and collectively with the Prospectus Supplement, the “Prospectus”), that form part of the Company’s effective registration statement on Form S-3, as amended (File No. 333-215654) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with our representation of the Company, and as a basis for the opinions hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction of, and relied upon, the following: (i) the Registration Statement; (ii) the Base Prospectus and the preliminary prospectus supplement dated September 6, 2019; (iii) the Prospectus Supplement; (iv) an executed copy of the Underwriting Agreement; (v) an executed copy of the Indenture; (vi) the form of global note representing the Notes (the “Global Note”); (vii) such corporate documents and records of the Company, including the Company’s Amended and Restated Charter, as amended, certified by the Tennessee Secretary of State, and the Company’s Bylaws, as amended; (viii) a certificate of recent date from Tennessee’s Secretary of State as to the good standing of the Company; and (ix) resolutions adopted by the Board of Directors of the Company and various committees thereof relating to, among other matters, the authorization of the sale, issuance, authentication and registration of the Notes and performance by the Company of its obligations under the Underwriting Agreement, the Indenture and the Global Note. We have also made such legal and factual examinations and inquiries as we have deemed necessary for purposes of expressing the opinions set forth herein.

150 Third Avenue South, Suite 2800

Nashville, TN 37201

Pinnacle Financial Partners, Inc.

September 11, 2019

We have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of the Company or public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion letter. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, records, documents, instruments and certificates we have reviewed. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

We have also assumed for purposes of this opinion that (i) the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee has the requisite power and authority to execute and deliver and to perform its obligations under each of the Indenture and the Notes; (iii) the Trustee has duly authorized, executed and delivered each of the Indenture and the Global Note; (iv) each of the Indenture and the Notes constitutes a legally valid and binding agreement of the Trustee, enforceable against it in accordance with its terms; and (v) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations.

The opinions expressed herein are limited in all respects to the laws of the State of Tennessee and the State of New York. We do not express any opinion with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. The opinions expressed in this opinion letter are strictly limited to the matters stated in this opinion letter and no other opinions are to be implied.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that when issued and authenticated in accordance with the terms of the Indenture and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and will be entitled to the benefits of the Indenture.

The opinions rendered herein are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies), regardless of whether considered in a proceeding at law or in equity; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the exculpation or indemnification of or contribution to a party with respect to a liability where such exculpation, indemnification or contribution is contrary to public policy; and (iv) the unenforceability of any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy. We express no opinion herein (i) concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws, (ii) with respect to whether acceleration of the Notes may affect the collectibility of any portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon or (iii) as to the enforceability of any provision to the extent it requires any party to indemnify any other person against loss in obtaining the currency due following a court judgment rendered in another currency. The opinions rendered in the above paragraph do not include opinions with respect to compliance with laws relating to permissible rates of interest.

Pinnacle Financial Partners, Inc.

September 11, 2019

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the current report on Form 8-K filed by the Company on September 11, 2019 and its incorporation by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Bass, Berry & Sims PLC